Exhibit (b)(3)

AMENDMENT TO THE BY-LAWS

OF

BURNHAM INVESTORS TRUST

The undersigned, being at least a majority of the Board of Trustees of Burnham Investors Trust, a Delaware statutory trust (the “Trust”), acting pursuant to Article X of the Trust’s By-laws dated August 20, 1998, as amended, do hereby amend the By-laws as follows, such amendment to become effective upon execution:

1.  Sections 4 and 5 of Article VI of the By-laws are hereby deleted and replaced with the following paragraphs:

“Section 4. Powers and Duties of the Chair. The Trustees may, but need not (unless required by applicable law), appoint from among their number a Chair, who shall be an officer of the Board, but not of the Trust. When present, the Chair shall preside at the meetings of the Shareholders and of the Trustees and shall have such other responsibilities as prescribed by applicable law. The Board may, but need not, from time to time prescribe to the Chair such other responsibilities in furthering the Board’s functions. It shall be understood that each Trustee, including the Chair, shall have equal responsibility to act in good faith, in a manner which he or she reasonably believes to be in the best interest of the Trust.”

“Section 5. Powers and Duties of the President. The President shall be the Chief Executive Officer of the Trust. The President may call meetings of the Trustees and of any Committee thereof when he deems it necessary and shall preside at all meetings of the Shareholders and of the Trustees in the absence of the Chair. Subject to the control of the Trustees and to the control of any Committees of the Trustees, within their respective spheres, as provided by the Trustees, he shall at all times exercise a general supervision and direction over the affairs of the Trust. He shall have the power to employ attorneys and counsel for the Trust or any Series or Class thereof and to employ such subordinate officers, agents, clerks and employees as he may find necessary to transact the business of the Trust or any Series or Class thereof. He shall also have the power to grant, issue, execute or sign such powers of attorney, proxies or other documents as may be deemed advisable or necessary in furtherance of the interests of the Trust or any Series thereof. The President shall have such other powers and duties, as from time to time may be conferred upon or assigned to him by the Trustees.”

2.  All references in the By-laws, the Trust’s Declaration of Trust and other documents of the Trust to the “Chairman” of the Board are hereby changed to the “Chair” of the Board.

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IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this __25__ day of October, 2005.

/s/ Jon M. Burnham     /s/ John C. McDonald
Jon M. Burnham, as Trustee and not individually John C. McDonald, as Trustee and not          individually

/s/ Donald B. Romans
Lawrence N. Brandt, as Trustee and not individually Donald B. Romans, as Trustee and not          individually

/s/ Joyce E. Heinzerling     /s/ Robert F. Shapiro
Joyce E. Heinzerling, as Trustee and not individually Robert F. Shapiro, as Trustee and not          individually

/s/ David L. Landsittel     /s/ George Stark
David Landsittel, as Trustee and not individually George Stark, as Trustee and not individually